Exhibit 10.1

CONFIDENTIAL TREATMENT REQUESTED FOR PORTIONS OF THIS DOCUMENT. PORTIONS FOR

WHICH CONFIDENTIAL TREATMENT IS REQUESTED ARE DENOTED BY [CONFIDENTIAL

TREATMENT REQUESTED]. MATERIAL OMITTED HAS BEEN FILED SEPARATELY

WITH THE SECURITIES AND EXCHANGE COMMISSION.

INSURED DEPOSIT ACCOUNT AGREEMENT

by and among

TD BANK USA, NATIONAL ASSOCIATION,

TD BANK, NATIONAL ASSOCIATION,

TD AMERITRADE, INC.,

TD AMERITRADE CLEARING, INC.,

TD AMERITRADE TRUST COMPANY

and solely for purposes of Sections 7(b), 14 and 15(c),

THE TORONTO-DOMINION BANK

Effective as of January 1, 2013

Litigation	35
No Recourse to TDA, TDAC or TDATC	35
Business Continuity Plan	36
Amendments	36
Benefit of the Parties	36
No Agency	36
No Waiver	36
Amendment and Restatement of Prior Agreements	37
Authorized Representative of Ameritrade Companies	37

Exhibits

Exhibit A	Certain Calculations

Exhibit B	Service Fee Matters

Exhibit C	Tax-Exempt Municipal Bond Tax Benefit Calculation

Exhibit D	Economic Replacement Value Calculation

Exhibit E	Methodology for Calculating Applicable FDIC Deposit Insurance Premium Assessments

INDEX OF DEFINED TERMS

Term	Location of Definition

Affiliate	Recitals
Agreement	Preamble
Ameritrade Companies	Preamble
BCP	36
Business Day	3(c)
Customer Data	31(b)
CMS Agreement	26
Confidental Information	20(a)
Customer Accounts	Recitals
Customers	Recitals
Depository Institutions	Preamble
Economic Replacement Value	5(c)
FDIC	Recitals
Federal Reserve	6(a)
Indemnitee	17(c)
Indemnitor	17(c)
Initial Expiration Date	18(a)
Internal Revenue Code	14(h)
Liquid Investments	6(b)
Liquidity Deficency Event	6(c)
Liquidity Reserve Level	6(a)
Marketing Fee	5(a)
Master Accounts	Recitals
Money Market Deposit Accounts	Recitals
Notional Investments	5(b)
OCC	6(a)
OSFI	6(a)
Permitted Notional Investments	5(b)(ii)
Regulation D	10(b)
Service Fee	5(a)
TD Bank USA	Preamble
TD Bank	Preamble
TD Parent	Preamble
TDA	Preamble
TDAC Customer Account	Recitals
TDAC Customers	Recitals
TDAC Master Accounts	Recitals
TDAC	Preamble
TDATC Customer Account	Recitals
TDATC Customers	Recitals
TDATC Master Accounts	Recitals
TDATC	Preamble
U.S. Money Laundering and Investor Identification Requirements	10(h)

INSURED DEPOSIT ACCOUNT AGREEMENT

This Insured Deposit Account Agreement, effective as of January 1, 2013 (as amended, supplemented, restated or otherwise modified from time to time, this “Agreement”), is by and among TD Bank USA, National Association, a national bank with its main office in the State of Maine (“TD Bank USA”), TD Bank, National Association, a national bank with its main office in the State of Delaware (“TD Bank,” and together with TD Bank USA, the “Depository Institutions”), TD Ameritrade, Inc., a corporation incorporated under the laws of the State of New York (“TDA”), TD Ameritrade Clearing, Inc., a corporation incorporated under the laws of the State of Nebraska (“TDAC”), TD Ameritrade Trust Company, a non-depository trust company duly incorporated in the State of Maine (“TDATC,” and together with TDA and TDAC, the “Ameritrade Companies”), and solely with respect to Sections 7(b), 14 and 15(c), The Toronto-Dominion Bank, a Canadian chartered bank (“TD Parent”).

Recitals

WHEREAS, the Depository Institutions accept savings deposits, as that term is defined in 12 C.F.R. Section 204.2(d)(2), including money market deposit accounts (the “Money Market Deposit Accounts”), on a regular and continuous basis;

WHEREAS, certain of the parties hereto were parties to an Amended and Restated Money Market Deposit Account Agreement, dated as of August 2, 2006, and, subsequent thereto, an Insured Deposit Account Agreement, dated as of December 19, 2009, which agreements are replaced and superseded by this Agreement;

WHEREAS, TDA desires to make the Money Market Deposit Accounts available, either as a designated Money Market Deposit Account sweep vehicle or as a non-sweep deposit account to its customers whose accounts are cleared by TDAC (such customers, the “TDAC Customers”);

WHEREAS, TDATC desires to make the Money Market Deposit Accounts available as a designated Money Market Deposit Account sweep vehicle to its customers (such customers, the “TDATC Customers” and, together with the TDAC Customers, the “Customers”);

WHEREAS, pursuant to this Agreement, one or more omnibus Money Market Deposit Accounts representing individual Money Market Deposit Accounts of TDAC Customers will be established and maintained at the Depository Institutions in the name of TDAC as agent and custodian for its customers, including those TDAC Customers that are trust agents, nominees, custodians or other representatives of others (“TDAC Master Accounts”) as described hereunder;

WHEREAS, pursuant to this Agreement, one or more omnibus Money Market Deposit Accounts representing individual Money Market Deposit Accounts of TDATC Customers will be established and maintained at TD Bank USA in the name of TDATC as agent and custodian for its customers, including those TDATC Customers that are trust agents, nominees, custodians or other representatives of others (“TDATC Master Accounts” and together with the TDAC Master Accounts, the “Master Accounts”) as described hereunder;

WHEREAS, TDAC will act as agent and recordkeeper with respect to certain books and records relating to the TDAC Customers’ individual Money Market Deposit Accounts represented by the TDAC Master Accounts (each, a “TDAC Customer Account”) and will maintain its deposit account records to reflect at all times the existence of a relationship that serves as the basis for federal deposit insurance of such TDAC Customer Accounts by the Federal Deposit Insurance Corporation (the “FDIC”), subject to the terms and conditions of this Agreement;

WHEREAS, TDATC will act as agent and recordkeeper with respect to certain books and records relating to the TDATC Customers’ individual Money Market Deposit Accounts represented by the TDATC Master Accounts (each, a “TDATC Customer Account” and, together with the TDAC Customer Accounts, the “Customer Accounts”) and will maintain its deposit account records to reflect at all times the existence of a relationship that serves as the basis for federal deposit insurance of such TDATC Customer Accounts by the FDIC, subject to the terms and conditions of this Agreement;

WHEREAS, the parties intend that the Customer Accounts will be eligible for federal deposit insurance by the FDIC for the maximum aggregate amount of principal and interest available with respect to each Customer’s aggregate deposits maintained in a single recognized legal capacity, as evidenced by the records of the Depository Institutions, TDAC and TDATC pursuant to applicable laws and regulations;

WHEREAS, for purposes of this Agreement, “Affiliate” shall mean, for any specified person, any other person who controls, is controlled by or is under common control with, such specified person. For purposes of this definition, (a) “control” (including, with its correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) as used with respect to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of securities or other similar interest, by contract or otherwise; (b) with respect to the Ameritrade Companies, the term Affiliate shall not be deemed to include TD Parent or any of its subsidiaries; and (c) with respect to the Depository Institutions and TD Parent, the term Affiliate shall not be deemed to include the Ameritrade Companies or their parent corporation, TD Ameritrade Holding Corporation (“Ameritrade Parent”).

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties, terms and conditions set forth herein, and intending to be legally bound hereby, the parties agree as follows:

1. Roles

(a) TDAC will act as the authorized agent, nominee, custodian and messenger of each TDAC Customer, and not of the Depository Institutions, in establishing, maintaining, making deposits to and withdrawals from, and effecting other transactions in the TDAC Master Accounts established and maintained by TDAC in its name. Except as set forth in Section 9, all deposits, withdrawals and other transactions in the TDAC Master Accounts shall only be effected by TDAC, as agent for the TDAC Customers, and not directly by the TDAC Customers.

(b) TDATC will act as the authorized agent, nominee, custodian and messenger of each TDATC Customer, and not of TD Bank USA, in establishing, maintaining, making deposits to and withdrawals from, and effecting other transactions in the TDATC Master Accounts established by TDATC in its name. Except as set forth in Section 9, all deposits, withdrawals and other transactions in the TDATC Master Accounts shall only be effected by TDATC, as agent for the TDATC Customers, and not directly by the TDATC Customers.

(c) TDAC hereby agrees to act as recordkeeper in maintaining the information set forth in Section 10 with respect to the TDAC Customer Accounts.

(d) TDATC hereby agrees to act as recordkeeper in maintaining the information set forth in Section 10 with respect to the TDATC Customer Accounts.

(e) TDA, TDATC and TDAC agree to accept on behalf of the Depository Institutions notices from Customers regarding unauthorized activity in their Customer Accounts.

2. Terms and Conditions of the Customer Accounts. Unless otherwise required by law or regulation, the parties agree that the Customer Accounts shall be governed by the following terms and conditions:

(a) no commitment shall be made to pay an interest rate or to employ a method of calculation of an interest rate on the funds deposited in the Master Accounts other than as permitted by applicable law, regulation or rule;

(b) there shall be no maturity on the Customer Accounts;

(c) the Depository Institutions reserve the right to require seven (7) days’ prior notice of any withdrawal of funds from the Customer Accounts; provided, however, that if a Depository Institution elects to exercise its right to require seven (7) days’ prior notice of any withdrawal of funds from a Customer Account, it shall, subject to applicable regulatory limitations, exercise such right as to all accounts established at such Depository Institution under 12 C.F.R. Section 204.2(d);

(d) there is no restriction on the number of any additional deposits to the Customer Accounts;

(e) the Customer Accounts shall not be transferable;

(f) withdrawals from the Customer Accounts shall be permitted only in accordance with Section 8 hereof;

(g) the Customer Accounts shall be subject to any and all terms and conditions as may from time to time be imposed on any money market deposit account described in 12 C.F.R. Section 204.2(d)(2) by any applicable law, regulation or rule or by any other determination of any governmental or regulatory authority;

(h) no checks shall be furnished by the Depository Institutions to the Customers for check writing purposes directly against the Customer Accounts; and

(i) no debit cards shall be furnished by the Depository Institutions to the Customers for debit of funds directly against the Customer Accounts.

3. Procedures for Establishment of, and Deposits to, the Master Accounts.

(a) The TDAC Master Accounts shall be established on behalf and for the benefit of the TDAC Customers in the name of “TD Ameritrade Clearing, Inc. for the Exclusive Benefit of Its Customers” at an office of each Depository Institution to be determined by mutual agreement of the parties. The TDAC Master Accounts will be maintained on the books and records of the Depository Institutions, evidenced by book entry on the account records of the Depository Institutions in the name of TDAC as agent for the TDAC Customers. As set forth in Section 10, and for the purposes set forth therein, TDAC shall maintain account information and deposit records with respect to the TDAC Customer Accounts.

(b) The TDATC Master Accounts shall be established on behalf and for the benefit of the TDATC Customers in the name of “TD Ameritrade Trust Company for the Exclusive Benefit of Its Customers” at an office of TD Bank USA to be determined by mutual agreement of the parties. The TDATC Master Accounts will be maintained on the books and records of TD Bank USA, evidenced by book entry on the account records of TD Bank USA in the name of TDATC as agent for the TDATC Customers. As set forth in Section 10, and for the purposes set forth therein, TDATC shall maintain account information and deposit records with respect to the TDATC Customer Accounts.

(c) TDAC and TDATC, as agents for their respective Customers, may on any Business Day deposit federal or other immediately available funds from the Customer Accounts into the applicable Master Account by wire transfer to the agreed-upon office, accompanied by appropriate instructions. If that wire transfer together with such instructions is received by the applicable Depository Institution prior to 6:00 p.m., Eastern Time, on any Business Day, the funds deposited by such wire transfer shall be credited to the applicable Master Account on that Business Day. For purposes of this Agreement, “Business Day” shall mean a day on which TDAC, TDATC and the Depository Institutions are open for business, but shall not include any Federal Reserve Bank holiday or any day on which the Fedwire Funds Service is not open for business.

(d) If withdrawals from a Master Account cause the deposit balance therein to be reduced to zero, the Depository Institution shall nevertheless continue to maintain such Master Account until TDAC or TDATC, as appropriate, notifies the Depository Institution to close such Master Account.

4. Interest Rate on Deposits.

(a) The interest rate payable by the Depository Institutions on the Master Accounts during any day shall be such rate(s) (calculated on the basis of the actual days elapsed of a year of 365 days) as determined by each Depository Institution in its discretion on each Business Day. The Depository Institutions shall notify TDAC and TDATC of the interest rate(s) by e-mail not later than 11:00 a.m., Eastern Time, on each Business Day, or such other time or manner as the parties may otherwise mutually agree in writing. If a Depository Institution does not provide such notification to TDAC or TDATC, or if a day is not a Business Day, the applicable Master Account shall bear interest at the interest rate last established for such Master Account pursuant to this Section 4.

(b) Interest shall be calculated daily and credited monthly to the principal for the Master Accounts on the last Business Day of the calendar month, or on such other date as may be agreed to by the parties in writing. Interest will begin to accrue on funds deposited to the Master Accounts on the day on which such funds are credited to the Master Accounts in accordance with the provisions of Section 3(c) hereof, and will accrue to, but not including, the day on which funds are withdrawn from the Master Accounts.

5. Fees; Related Matters.

(a) TDA and TDATC make sweep alternatives available to its Customers, including but not limited to (x) money market funds, (y) free credits and (z) Money Market Deposit Accounts. During the term of this Agreement, to the extent that TDA and TDATC determine to make available Money Market Deposit Accounts to its Customers as one of its designated sweep vehicles, TDA and TDATC shall be obligated to make available the Money Market Deposit Accounts, as established and maintained at the Depository Institutions, as the default designated Money Market Deposit Account sweep vehicle to the Customers and as the exclusive sweep option for Money Market Deposit Accounts; provided, however, that notwithstanding the foregoing, (i) TDA may change the default designated sweep vehicle from the Money Market Deposit Accounts to free credit balances held at TDAC for new accounts opened after the date of implementation of such a change or if required by applicable law or regulation; (ii) TDA and TDATC may make available Money Market Deposit Accounts established and maintained with other depository institutions (A) to the extent any Customer Accounts exceed the Depository Institutions’ aggregate FDIC deposit insurance limits as described in Section 7 or (B) if requested by a Customer. In connection herewith, the Ameritrade Companies shall provide marketing and support services in respect of Money Market Deposit Accounts established on behalf of the Customers at the Depository Institutions.

In consideration of the services to be provided by TDA, TDAC and TDATC respectively hereunder, the Depository Institutions agree to pay to the Ameritrade Companies collectively an aggregate fee (the “Marketing Fee”), on a monthly basis in arrears, not later than 15 calendar days after the end of each calendar month, in an amount equal to (i) the amount computed in accordance with Exhibit A with respect to the aggregate balances in the Master Accounts during such preceding calendar month, less (ii) the actual interest paid by the Depository Institutions during such preceding calendar month on the Master Accounts pursuant to Section 4(a), less (iii) an annual servicing fee (“Service Fee”) of 25 basis points on the aggregate average daily balance in the Master Accounts (subject to adjustment as set forth in Exhibit B), less (iv) the total amount of FDIC deposit insurance premium assessments payable (including, if applicable, any special FDIC deposit insurance premium assessments paid; provided, however, that if and to the extent such special assessment represents a prepayment of assessments for future periods, the Depository Institutions and the Ameritrade Companies shall enter into good faith negotiations regarding a payment schedule for the Ameritrade Companies to pay their requisite share of such assessment) by the Depository Institutions each year in respect of or resulting from the deposits in the Master Accounts, all as determined in accordance with

Section 5(h), less (v) 55 basis points of average outstanding CRA Assets (as defined in Exhibit A), subject to revision annually at the Depository Institutions’ fiscal year-end to reflect inherent loss in the CRA portfolio for the prior year calculated in accordance with the Depository Institutions’ policy on allowance for loan losses, plus (vi) the tax benefit realized by the Depository Institutions on any tax-exempt municipal securities included in CRA Assets, as calculated in accordance with Exhibit C. For purposes of this Section 5, the amounts payable pursuant to the foregoing clauses (iii) through (vi) shall be based on the actual number of days elapsed in such prior calendar month divided by 365. In the event that the computation of the Marketing Fee in any given month results in a negative amount, the Ameritrade Companies collectively agree to pay to the Depository Institutions such amount.

The mechanics of the payment of the Marketing Fee may vary from time to time as agreed to in writing by the parties. The parties hereto agree that no portion of the Marketing Fee shall compensate TDAC or TDATC, or reimburse TDAC or TDATC for expenses incurred, in connection with acting as messenger for their respective Customers. The Marketing Fee shall be allocated between the Depository Institutions as directed from time to time by TD Parent.

(b) The Ameritrade Companies shall be permitted to designate portions of the amounts on deposit in the Master Accounts as “Notional Investments,” on the following terms and conditions:

(i) only amounts in excess of the designated Liquidity Reserve Levels set forth in Section 6 may be designated as Notional Investments;

(ii) Notional Investments shall be designated by the Ameritrade Companies and may not have a final maturity in excess of [CONFIDENTIAL TREATMENT REQUESTED] years from the investment date (a “Permitted Notional Investment”) unless a maturity or extension beyond [CONFIDENTIAL TREATMENT REQUESTED] years is agreed upon by the Ameritrade Companies and the Depository Institutions;

(iii) The Ameritrade Companies shall designate a Permitted Notional Investment by giving the Depository Institutions written notice of the designated principal amount and maturity date;

(iv) the yield on any such Permitted Notional Investment shall be determined as set forth in Exhibit A;

(v) yields on a Permitted Notional Investment will be determined and credited as the proceeds are invested by the Depository Institutions in corresponding assets, but in no event later than 10 Business Days after the Depository Institutions have received the related notice of designation of such Permitted Notional Investment from the Ameritrade Companies;

(vi) should the Ameritrade Companies designate a Notional Investment in excess of [CONFIDENTIAL TREATMENT REQUESTED] in any given week, the first [CONFIDENTIAL TREATMENT REQUESTED] designated in that week will be credited in accordance with clauses (i) through (v) above and the excess portion will be credited when and if the Depository Institutions have notified the Ameritrade Companies in writing that they have identified sufficient and adequate assets corresponding thereto (which the Depository Institutions shall use reasonable best efforts to so identify as promptly as practicable after receiving the related notice of designation of such Notional Investment from the Ameritrade Companies and pursuant to applicable investment policies);

(vii) prior to the Depository Institutions sending to the Ameritrade Companies for execution any written confirmation pursuant to Section 5(c) below, the Ameritrade Companies may rescind any designation of a Notional Investment made pursuant to this Section 5(b), solely with respect to the then-remaining portion of a designated Notional Investment for which the Depository Institutions have not yet sent a confirmation to the Ameritrade Companies, by providing written notice to the Depository Institutions of such rescission, which rescission notice shall be irrevocable and shall become effective at the end of business on the Business Day immediately following receipt of such rescission notice by the Depository Institutions (it being understood and agreed that the Depository Institutions may continue sending confirmations to the Ameritrade Companies for execution with respect to the then-remaining portion of a designated Notional Investment until the time at which such rescission notice becomes effective as provided in this clause (vii)); and

(viii) notwithstanding any other provision herein, the Ameritrade Companies shall use their commercially reasonable efforts to honor the respective maturity schedules of the corresponding Notional Investments.

For purposes of this Agreement, a “Notional Investment” shall mean a synthetic asset equal in amount to a given deposit in the Master Account. Notional Investments are initiated at a price of par, have a maturity date (a tenor designated by the Ameritrade Companies at the time of the investment) and carry a coupon rate and yield equal to the prevailing rate at the time such investment is confirmed and determined in accordance with Exhibit A. For purposes of clarity, a Notional Investment is not a deposit.

(c) Each Notional Investment shall be evidenced by a written confirmation executed by the Ameritrade Companies and the applicable Depository Institution that details the agreed-upon yield, maturity date, principal amount and other material terms. Except as otherwise provided in Section 6(d) or 18(h), in the event any portion of the funds underlying a particular Notional Investment are withdrawn prior to the maturity of the investment, the Ameritrade Companies shall reimburse the applicable Depository Institution in an amount equal to the Economic Replacement Value, if positive, on the principal amount withdrawn to the applicable Depository Institution. Such reimbursement shall be due upon receipt by the Ameritrade Companies of written notice of the amount of the reimbursement from such Depository Institution. For purposes of this Agreement, “Economic Replacement Value” is the interest cost to the applicable Depository Institution calculated as the actual discounted value of any positive difference between the cost of the replacement funds underlying the Notional Investment and the cost of the previously agreed-upon funding, and shall be calculated in the manner set forth in Exhibit D. At the request of the Ameritrade Companies, the Depository Institution(s) will provide estimates of the reimbursement that would be payable under this paragraph in the event of withdrawal of funds underlying certain Notional Investments, and will cooperate with the Ameritrade Companies regarding potential liquidation strategies and, specifically, the determination of which Notional Investment will be withdrawn.

(d) The Ameritrade Companies and the Depository Institutions may from time to time agree, in writing, on specific extension strategies and crediting arrangements (including modification of the Service Fee) that vary from the terms and conditions set forth above.

(e) On at least an annual basis, but no more often than quarterly, the Ameritrade Companies and the Depository Institutions will review and use reasonable best efforts to jointly agree, in writing, on the maximum amount that may be designated per week for Notional Investments pursuant to Section 5(b).

(f) The parties hereby agree that the Marketing Fee shall not be subject to either a cap or a floor. Notwithstanding the foregoing, the parties understand and agree that the arrangement created by this Agreement is subject to Section 23B of the Federal Reserve Act, as amended, and applicable regulations thereunder (collectively, “Section 23B”) and, accordingly, must be on terms and conditions that comply with such statute and regulations. In the event that either Depository Institution determines that the Marketing Fee paid by such Depository Institution, together with the interest rate paid on the Master Accounts exceeds the rate that such Depository Institution would have to pay to obtain funds in similar amounts and duration from unaffiliated deposit sources and fails to comply with Section 23B, or that the arrangement otherwise fails to comply with Section 23B, then upon request of that Depository Institution, the parties shall renegotiate the Marketing Fee in good faith and, if they cannot come to agreement, the Depository Institutions may terminate this Agreement in accordance with Section 18(g) hereof.

(g) The Depository Institutions shall provide to the Ameritrade Companies, on an annual basis, an agreed-upon procedure report prepared by auditors for the Depository Institutions verifying that the calculations of the Marketing Fees paid by the Depository Institutions pursuant to this Section 5 during the preceding fiscal year are in conformity with the terms of this Agreement.

(h) The parties acknowledge that the deposits maintained in the Master Accounts and held at the Depository Institutions [CONFIDENTIAL TREATMENT REQUESTED]. In light of the foregoing, the Ameritrade Companies collectively agree to pay the Depository Institutions (in respective amounts as determined by TD Parent) on a monthly basis until the termination of this Agreement, an amount equal to the sum of (i) the full amount of insurance premiums assessed by the FDIC in respect of the deposits maintained in the Master Accounts and held at the Depository Institutions and (ii) until there is a change resulting in the deposits in the Master Accounts [CONFIDENTIAL TREATMENT REQUESTED], or resulting in other deposits at the Depository Institutions being assessed at a higher rate (including through waiver, exception or otherwise, or a change in applicable law or regulation then in effect), [CONFIDENTIAL TREATMENT REQUESTED]% of the incremental cost incurred by the Depository Institutions as a result of any [CONFIDENTIAL TREATMENT REQUESTED] to the total base assessment rate applicable to the Depository Institutions in respect of all other deposits held at the Depository Institutions that are not maintained in the Master Accounts. Such amounts shall be payable as reductions to the Marketing Fee pursuant to Section 5(a) or, at TD Parent’s election and upon reasonable prior written notice, by direct payment to the Depository Institutions. The methodology for calculating applicable FDIC deposit insurance premium assessments for purposes of this Agreement is set forth in Exhibit E. If at the time of any such payments the actual FDIC assessment for a relevant period has not been determined, such payments shall be based on good faith estimates provided by the Depository Institutions, subject to retroactive adjustment based on final FDIC determination and FDIC assessment payments paid by the Depository Institutions for the relevant period. In connection with the foregoing, the Depository Institutions shall provide the Ameritrade Companies, within a reasonable period of time following the end of each calendar quarter, with statements showing the calculation of FDIC assessments used by the Depository Institutions to determine the amounts payable under this Section 5(h) during the immediately preceding calendar quarter, which calculations for the four calendar quarters in a particular calendar year shall be covered by the auditors’ report delivered for such year pursuant to Section 5(g) above. The parties agree that promptly following the end of each calendar quarter, they will jointly review the amounts paid to the FDIC and owed by the Ameritrade Companies under this Section 5 for the preceding periods for which final assessment information is available and, if necessary, adjust between the parties any identified over or under payments.

(i) TDA and the Depository Institutions agree to jointly review and evaluate possible steps that may be taken to reduce the aggregate level of FDIC deposit insurance premiums related to or resulting from the program contemplated by this Agreement by reversing the order in which TDAC Customer deposits are allocated to the Depository Institutions. If agreed and implemented by the parties, the costs of such study and implementation shall be shared equally between TDA, on the one hand, and the Depository Institutions, on the other hand.

(j) In the event that for any reason, including a change in law or regulation, the deposits in a Master Account cease to qualify as savings deposits for purposes of 12 C.F.R. Section 204.2(d)(2), (i) the parties shall negotiate in good faith to make appropriate adjustments to the Marketing Fee to reflect any financial consequences to the Depository Institutions resulting from such change, including increased reserving requirements or other incremental costs that may be incurred by either party; and (ii) to the extent the parties cannot come to an agreement within 30 days of such event, the Depository Institutions shall have the right to terminate this Agreement in accordance with Section 18(b).

(k) The Depository Institutions shall pay TDAC and TDATC the Marketing Fee referred to in Section 5(a) above, pro rata, as calculated based on the deposits held in the Master Accounts.

6. Liquidity Reserve Requirements.

(a) The Depository Institutions shall maintain an aggregate portfolio of Liquid Investments in respect of the balances on deposit in the Master Accounts in the percentages (each, a “Liquidity Reserve Level”) and for the categories set forth below:

(i) Retail – [CONFIDENTIAL TREATMENT REQUESTED]%;

(ii) Institutional – [CONFIDENTIAL TREATMENT REQUESTED]%; and

(iii) Savings – [CONFIDENTIAL TREATMENT REQUESTED]%;

provided, that the Depository Institutions shall, at all times, have the right to manage the Liquidity Reserve Levels, on an individual basis, in order to comply with applicable legal and regulatory requirements or satisfy any regulatory guidance, request or directive received by any Depository Institution or TD Parent from any applicable bank regulatory agency, including, without limitation, the Office of the Superintendent of Financial Institutions (Canada) (“OSFI”), the Board of Governors of the Federal Reserve System (“Federal Reserve”), the Office of the Comptroller of the Currency (“OCC”) and the FDIC, in each case as determined by TD Parent in its reasonable judgment using principles consistent with comparable other deposits of TD Parent or the Depository Institutions, as the case may be. TD Parent shall, to the extent practicable, provide the Ameritrade Companies with notice of, and a reasonable opportunity to review and comment on, any proposed change to such Liquidity Reserve Levels prior to such change becoming effective. Should any change to the Liquidity Reserve Levels be materially adverse to the Ameritrade Companies and the parties cannot come to resolution satisfactory to each within 90 days of the change being effected, the Ameritrade Companies may elect to terminate this Agreement by providing written notice to TD Parent pursuant to Section 18(c). The Liquidity Reserve Levels shall be reviewed at least annually by the Depository Institutions and the Ameritrade Companies.

(b) For purposes of this Agreement, “Liquid Investments” shall mean (i) assets other than those in respect of Notional Investments and CRA Assets and (ii) investments in respect of Notional Investments having a maximum remaining maturity of 90 days.

(c) In the event that the aggregate Liquid Investments maintained pursuant to Section 6(a) at a Depository Institution fall below the Liquidity Reserve Levels specified in or determined pursuant to Section 6(a) for all the Master Accounts at such Depository Institution on an aggregate basis, whether as a result of a reduction in deposit balances in the Master Accounts, a change in Liquidity Reserve Levels or otherwise (in each case, a “Liquidity Deficiency Event”), such Depository Institution shall give prompt written notice to the Ameritrade Companies, and the parties shall cooperate with each other to develop an orderly plan to remedy such Liquidity Deficiency Event. Notwithstanding the foregoing, nothing herein shall restrict the Depository Institutions from taking any and all actions as they may deem necessary to comply with applicable legal and regulatory requirements or satisfy any regulatory guidance, request or directive received by the Depository Institutions or TD Parent from any applicable bank regulatory agency.

(d) If, in connection with a Liquidity Deficiency Event under Section 6(c) and following development of an orderly remedial plan if applicable, the applicable Depository Institution determines that a reduction in Notional Investments is necessary in order to remedy such Liquidity Deficiency Event, the Ameritrade Companies shall: (i) designate the specific Notional Investments and related swaps to be terminated, after having consulted with the applicable Depository Institution on minimizing to the extent possible any change in the weighted average maturity applicable to the aggregate portfolio of Notional Investments and related swaps at such Depository Institution, and (ii) reimburse such Depository Institution in an amount equal to the Economic Replacement Value (as calculated in the manner set forth in Exhibit D) for the principal amount of the Notional Investment so terminated. Notwithstanding clause (i) of this Section 6(d), nothing herein shall restrict the Depository Institutions from taking any and all actions as they may deem necessary to remedy a Liquidity Deficiency Event in compliance with applicable laws and regulations, and any such damages shall be covered as and to the extent provided in clause (ii) of this Section 6(d).

7. Allocation of Deposits.

(a) TDAC shall allocate TDAC Customer funds in the TDAC Master Accounts so that an amount that is less than or equal to each TDAC Customer’s FDIC deposit insurance limit is deposited in the TDAC Master Account at TD Bank, with any overage to be allocated to the TDAC Master Account at TD Bank USA, and TDATC shall allocate TDATC Customer funds to the TDATC Master Accounts at TD Bank USA. As may be agreed by TDA and the Depository Institutions from time to time, in writing and in accordance with Section 5(i), TDAC may allocate TDAC Customer funds in such different manner as so agreed in order to reduce FDIC deposit insurance premiums.

(b) The Depository Institutions recognize that the Ameritrade Companies may enter into agreements in respect of Money Market Deposit Accounts with other depository institutions for, among other reasons as provided in Section 5(a), the purpose of providing FDIC insurance to Customer Accounts that exceed the Depository Institutions’ FDIC deposit insurance limits, including, but not limited to, pursuant to the terms of Section 18(d). The Depository Institutions agree that the selection of other depository institutions to participate in the offering of Money Market Deposit Accounts to Customers shall be in the sole discretion of the Ameritrade Companies, subject to TD Parent’s right to object based on reasonable commercial business considerations; provided, however, that regardless of any such objection, the final decision concerning the selection of the other depository institutions remains in the sole discretion of the Ameritrade Companies. The Ameritrade Companies recognize and acknowledge that the Depository Institutions may offer Money Market Deposit Accounts to persons other than the Customers without restriction.

(c) In the event that the Ameritrade Companies enter into agreements with other depository institutions as permitted by Section 7(b), it is understood and agreed that the funds of the Customers in excess of the applicable FDIC insurance limits at the Depository Institutions shall be allocated to the depository institutions offering Money Market Deposit Accounts as the Customers and TDAC or TDATC as agent for the Customers shall determine appropriate. In this regard, the Depository Institutions recognize that the Ameritrade Companies may (i) provide the Customers with a list of depository institutions making Money Market Deposit Accounts available, and (ii) deposit in a Money Market Deposit Account at the depository institution selected by the Customer all Customer funds in excess of the FDIC deposit insurance limits available at the Depository Institutions.

(d) If at any time a Depository Institution is not legally permitted to accept deposits in a Master Account (whether because it has been deemed to be “adequately capitalized,” as defined in 12 C.F.R. Section 337.6, and has not yet received a waiver from the FDIC, or is deemed to be less than “adequately capitalized,” or otherwise), TDAC and TDATC shall direct Customer deposits to the other Depository Institution (including, in the case of TDATC, to TD Bank) to the extent required to comply with applicable law and subject to applicable deposit insurance limitations. To the extent that neither Depository Institution is then able to accept such Customer deposits, or the remaining Depository Institution that is permitted to accept such deposits has reached its FDIC deposit insurance limit for applicable Customer Accounts, the Ameritrade Companies shall not direct such excess Customer deposits to any Depository Institution but may direct such excess Customer deposits to other depository institutions pursuant to Section 7(b).

8. Withdrawals from and Closure of a Master Account.

(a) Withdrawals from a Master Account may be made prior to 4:00 p.m., Eastern Time, on any Business Day only by TDAC, as agent for the TDAC Customers, or by TDATC, as agent for the TDATC Customers. All withdrawals shall be made no more than once a day on any Business Day pursuant to instructions delivered by TDAC or TDATC, as applicable, or their respective messenger. TDAC, TDATC or such messenger, as applicable, shall receive evidence of the Depository Institution’s receipt of the withdrawal and transfer instructions for same day funds representing the total of such withdrawals to be made to TDAC, as agent for the TDAC Customers, or TDATC, as agent for the TDATC Customers, as applicable. If directed by TDAC, TDATC or their respective messenger, as applicable, the Depository Institution will transfer funds to accounts at another depository institution. Each of TDAC and TDATC agrees that upon its receipt of such payment for withdrawals, the Depository Institution shall have no further obligation and shall be discharged as to TDAC or TDATC, as appropriate, and any Customers on whose behalf such payment was made, and that the Depository Institution shall have no further obligation with respect to the funds represented by such withdrawal other than the obligation to pay any accrued and unpaid interest relating to those funds.

(b) Each of TDAC and TDATC reserves the right to make withdrawals equal to the remaining balance in a Master Account. Such Master Account may only be closed by TDAC, as agent for the TDAC Customers, or TDATC, as agent for the TDATC Customers, as applicable.

9. Registration at the Depository Institutions. Pursuant to instructions received from a Customer, if TDAC or TDATC, as applicable, so advises a Depository Institution, such Depository Institution shall record a Money Market Deposit Account on behalf of such Customer on the books and records of the Depository Institution in the name of such Customer (i) if such Customer terminates its agency relationship with respect to the applicable Master Account at the Depository Institution, (ii) if TDAC or TDATC cease to make the Depository Institution’s Money Market Deposit Account available as a designated sweep vehicle as permitted by the terms of this Agreement, or (iii) if this Agreement is terminated by any party (in such case or in the case of clause (ii), subject to the provisions of Section 18(h)). Upon request, TDAC or TDATC, as applicable, will provide the Depository Institution with confirmation of such Customer’s instructions. To facilitate such recordation in the name of such Customer, and upon direction by such Customer or by TDAC or TDATC, as applicable, TDAC or TDATC, as applicable, shall reasonably cooperate with the Depository Institution in establishing the identity of such Customer, including, without limitation, the name, address and taxpayer identification number of such Customer and such other information as the Depository Institution may request in order to comply with applicable law. Upon recordation of a Money Market Deposit Account in the name of a Customer, the provisions of this Agreement shall no longer govern the terms of such account and TDAC or TDATC, as applicable, shall have no further obligation with respect to servicing such Customer’s Customer Account.

10. Books and Records Concerning the Master Accounts.

(a) As agents and custodians for the Customers, each of TDAC and TDATC will maintain, in good faith and in the regular course of business, and in accordance with applicable published requirements of the FDIC (including, without limitation, FDIC requirements for pass-through deposit insurance coverage), books and records setting forth the daily balance and accrued interest in the Master Accounts at the Depository Institutions and identifying with respect to such Master Accounts the names, addresses and social security or tax identification numbers of the Customers and any representative capacity in which the Customers may be acting. It is understood that the names, addresses and social security or tax identification numbers of the Customers, and any representative capacity in which they may be acting, will be maintained on TDAC’s or TDATC’s, as applicable, books and records in its capacity as agent and custodian for the Customers and will not be disclosed to the Depository Institutions except as otherwise required by law or this Agreement.

(b) In connection with the Depository Institutions’ compliance with 12 C.F.R. Part 204 (“Regulation D”), TDAC and TDATC, as recordkeepers for the Depository Institutions, shall allow independent auditors, examiners and other authorized representatives of the federal bank regulatory agencies that have appropriate jurisdiction over the Depository Institutions reasonable access from time to time upon request to the books and records of TDAC and TDATC, as applicable, with respect to the Master Accounts, and each of TDAC and TDATC shall cooperate with such independent auditors and agencies to the extent necessary to enable the Depository Institutions to comply with their obligations under Regulation D and other regulatory guidelines with regard to such requests for access.

(c) Each of TDAC and TDATC covenants that it shall at all times maintain, or cause to be maintained, an emergency system to ensure that the books and records concerning the Master Accounts will be retrievable within a reasonable period of time in the event of a computer failure or malfunction.

(d) TDAC and TDATC may delegate to a third party service provider their respective duties under this Section 10; provided, that (i) the third party service provider will at all times maintain, or cause to be maintained, an emergency system to ensure that the books and records concerning the Master Accounts will be retrievable within a reasonable period of time in the event of a computer failure or malfunction and (ii) TDAC and TDATC will remain liable to the Depository Institutions for such delegated services to the same extent as if TDAC or TDATC, as applicable, had performed them themselves.

(e) Upon request of a Depository Institution, TDAC or TDATC, as applicable, will prepare and deliver to the Depository Institution, as promptly as is commercially reasonable, the following information with respect to any date(s) designated by the Depository Institution in machine readable form or in the form of a computer printout:

(i) a list of all beneficial owners of the applicable Master Account(s) at the Depository Institution, designated by account number, in which deposits are being made on that day, setting forth the amount of the deposit to each Money Market Deposit Account;

(ii) a list of all beneficial owners of the applicable Master Account(s) at the Depository Institution, designated by account number, from which withdrawals are being made on that day, setting forth the amount of the withdrawals from each Money Market Deposit Account;

(iii) a statement of the aggregate balance in each applicable Customer’s Money Market Deposit Account after the deposits and withdrawals set forth in the lists described in (i) and (ii) above, respectively, have been effected;

(iv) a list of all beneficial owners of the applicable Master Account(s) at the Depository Institution, designated by account number, indicating whether each beneficial owner is an individual; an organization that is operated primarily for religious, philanthropic, charitable, educational, political or other similar purpose and that is not operated for profit; the United States; a state, county, municipality or political subdivision thereof; or the District of Columbia, the Commonwealth of Puerto Rico, American Samoa, Guam, any territory or possession of the United States or any political subdivision thereof; and

(v) such other information as the Depository Institution may reasonably request to facilitate or demonstrate its compliance with Regulation D (or any successor regulation).

(f) Not later than 15 days following the end of each calendar quarter, TDAC and TDATC shall furnish to the Depository Institutions such information, and in such format, as the Depository Institutions may from time to time specify in connection with the preparation of their quarterly Consolidated Reports of Condition and Income (Call Reports) or comparable report to be filed with the OCC, the FDIC or any other member of the Federal Financial Institutions Examination Council.

(g) TDAC and TDATC shall at all times comply, and ensure that any third party service provider to which it delegates any of its respective duties under this Section 10 will at all times comply, with the applicable requirements of OCC Bulletin 2005-13 (12 C.F.R. Part 30, Appendix B), and TDAC and TDATC will allow the Depository Institutions access to their books and records and personnel in order to permit the Depository Institutions to maintain and assess compliance with the foregoing requirements by TDAC and TDATC and any such third party service providers.

(h) TDAC and TDATC will: (i) implement and maintain appropriate programs reasonably designed to ensure compliance with all regulations, orders and policies concerning matters such as the identity of the Customers and the sources of funds that are handled pursuant to this Agreement, including the Bank Secrecy Act and the USA PATRIOT Act, and all regulations issued thereunder, Executive Order No. 13224 and the regulations administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (together, “U.S. Money Laundering and Investor Identification Requirements”); and (ii) provide such information as the Depository Institutions may reasonably require from time to time to verify TDAC’s and TDATC’s compliance with applicable U.S. Money Laundering and Investor Identification Requirements. The parties acknowledge that certain letter agreement, dated March 15, 2011, as may be amended from time to time, by and among TD Parent, TD Bank, TD Bank USA and the Ameritrade Companies, with respect to anti-money laundering compliance and other matters set forth therein, and agree that this Section 10(h) should be read together with such letter agreement.

(i) TDAC and TDATC agree to provide the Depository Institutions with such reports as the Depository Institutions may reasonably request from time to time in connection with their asset/liability management and forecasting programs.

11. Representations and Warranties of TDA. TDA represents and warrants to the Depository Institutions, as of the date hereof, as follows:

(a) TDA is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New York.

(b) This Agreement constitutes a legal, valid and binding obligation of TDA, enforceable against TDA in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, liquidation or other similar laws affecting generally the enforcement of creditors’ rights.

(c) TDA has full power and authority to do and perform all acts contemplated by this Agreement.

(d) Neither the execution and delivery of this Agreement, the consummation of the transactions herein contemplated, the fulfillment of, or compliance with, the terms and provisions hereof, nor the performance of its obligations hereunder will conflict with, or result in a breach of any of the terms, conditions or provisions of (i) any material federal law, regulation, order, regulatory agreement, or rule applicable to TDA, (ii) any material applicable law, rule or regulation of the state in which TDA has its principal place of business or of any regulatory agency or self-regulatory organization, (iii) the articles of incorporation or bylaws of TDA or (iv) any material agreement to which TDA is a party or by which it may be bound.

(e) TDA either has full power and authority to receive on behalf of, and as agent for, each of the Customers any information, including disclosure information, that the Depository Institutions may provide in connection with a Money Market Deposit Account, including any disclosure information required by law or, if TDA lacks such power and authority, TDA shall deliver such information directly to the Customers within any applicable time periods required by law.

(f) There is no action, suit, proceeding, inquiry or investigation by or before any court, governmental agency, public board or body pending or, to the knowledge of TDA, threatened against or contemplated by any governmental agency which could reasonably be expected to materially impair the ability of TDA to perform its obligations under this Agreement.

12. Representations and Warranties of TDAC and TDATC. TDAC and TDATC, severally and not jointly, represent and warrant to the Depository Institutions, as of the date hereof, as follows:

(a) TDAC is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nebraska and TDATC is a non-depository trust company duly incorporated, validly existing and in good standing under the laws of the State of Maine.

(b) This Agreement constitutes a legal, valid and binding obligation of each of TDAC and TDATC, enforceable against each in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, liquidation or other similar laws affecting generally the enforcement of creditors’ rights.

(c) Each of TDAC and TDATC has full power and authority to do and perform all acts contemplated by this Agreement.

(d) Neither the execution and delivery of this Agreement, the consummation of the transactions herein contemplated, the fulfillment of, or compliance with, the terms and provisions hereof, nor the performance of its obligations hereunder will conflict with, or result in a breach of any of the terms, conditions or provisions of (i) any material federal law, regulation, order, regulatory agreement, or rule applicable to TDAC or TDATC, (ii) any material applicable law, rule or regulation of the state in which TDAC or TDATC has its principal place of business or of any regulatory agency or self-regulatory organization, (iii) the articles of incorporation or bylaws of TDAC or TDATC or (iv) any material agreement to which TDAC or TDATC is a party or by which it may be bound.

(e) TDAC is the authorized representative, agent (or sub-agent) and nominee (or sub-nominee) for each TDAC Customer in establishing, maintaining, making deposits to and withdrawals from and effecting other transactions in the TDAC Master Accounts and is authorized to give the Depository Institutions instructions on behalf of the TDAC Customers with respect to the TDAC Master Accounts; and the Depository Institutions may conclusively rely without further inquiry on such instructions given by TDAC on behalf of the TDAC Customers or otherwise in connection with this Agreement. TDATC is the authorized representative, agent (or sub-agent) and nominee (or sub-nominee) for each TDATC Customer in establishing, maintaining, making deposits to and withdrawals from and effecting other transactions in the TDATC Master Accounts and is authorized to give the Depository Institutions instructions on behalf of the TDATC Customers with respect to the TDATC Master Accounts; and the Depository Institutions may conclusively rely without further inquiry on such instructions given by TDATC on behalf of the TDATC Customers or otherwise in connection with this Agreement.

(f) Each of TDAC and TDATC either has full power and authority to receive on behalf of, and as agent for, each of their respective Customers any information, including disclosure information, that the Depository Institutions may provide in connection with a Money Market Deposit Account, including any disclosure information required by law or, if either TDAC or TDATC lacks such power and authority, TDAC or TDATC, as applicable, shall deliver such information directly to its Customers within any applicable time periods required by law.

(g) There is no action, suit, proceeding, inquiry or investigation by or before any court, governmental agency, public board or body pending or, to the actual knowledge of each of TDAC and TDATC, threatened by any governmental agency that could reasonably be expected to materially impair the ability of either of TDAC and TDATC to perform its obligations under this Agreement.

13. Representations and Warranties of the Depository Institutions. Each Depository Institution, severally and not jointly, represents and warrants to the Ameritrade Companies, as of the date hereof, as follows:

(a) Such Depository Institution is a national banking association organized and existing under the laws of the United States and regulated by the OCC.

(b) This Agreement constitutes a legal, valid and binding obligation of such Depository Institution, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, liquidation or other similar laws affecting the enforcement of creditors’ rights generally or of creditors of depository institutions the accounts of which are insured by the FDIC.

(c) Neither the execution and delivery of this Agreement, the consummation of the transactions herein contemplated, the fulfillment of, or compliance with, the terms and provisions hereof, nor the performance of its obligations with respect to the Master Accounts will conflict with, or result in a breach of any of the terms, conditions or provisions of (i) any material federal banking or other law, regulation, order, regulatory agreement, or rule applicable to such Depository Institution or governing the acceptance of deposits, (ii) any material applicable law, rule or regulation of the state in which such Depository Institution has its principal place of business or of any regulatory agency or self-regulatory organization, (iii) the articles of association or bylaws of such Depository Institution or (iv) any material agreement to which such Depository Institution is a party or by which it may be bound.

(d) Such Depository Institution has obtained and/or made any consent, approval, waiver or other authorization of or by, or filing or registration with, any court, administrative or regulatory agency or other governmental authority of the federal government or the state in which such Depository Institution has its principal place of business that is required to be obtained by the Depository Institution in connection with the execution, delivery or performance by the Depository Institution of this Agreement or the consummation by the Depository Institution of the transactions contemplated by this Agreement including, without limitation, the offering of Money Market Deposit Accounts to the Customers.

(e) The deposits made at such Depository Institution are insured by the FDIC to the fullest extent permitted by law and the Customer Accounts will be eligible for FDIC insurance for each Customer identified on the records maintained pursuant to Section 10 for each recognized legal capacity for which the Customer is eligible, subject to (i) FDIC aggregation rules for other accounts held by a Customer with such Depository Institution and (ii) such Depository Institution recording the Master Accounts as set forth in Section 3.

(f) Such Depository Institution is “well capitalized,” as defined in 12 C.F.R. Section 337.6, and may accept, renew or roll over “brokered deposits,” as defined in 12 C.F.R. Section 337.6, without obtaining a waiver from the FDIC.

(g) There is no action, suit, proceeding, inquiry or investigation by or before any court, governmental agency, public board or body pending or, to the knowledge of such Depository Institution, threatened by any governmental agency which could reasonably be expected to materially impair the ability of such Depository Institution to perform its obligations under this Agreement.

(h) The statements made in the TDA and TDATC disclosures to Customers and Customer agreements, as provided to the Depository Institutions by TDA and TDATC prior to the signing of this Agreement (collectively, the “Customer Disclosures”), to the extent that they make representations concerning such Depository Institution and its deposit insurance coverage, are true and accurate in all material respects.

(i) Such Depository Institution is not the subject of or party to a memorandum of understanding or any supervisory agreements, mandated board resolutions, cease-and-desist orders, consent agreements, or regulatory restrictions that would, directly or indirectly, materially impair its ability to perform its obligations under this Agreement.

(j) Such Depository Institution is authorized under applicable law and regulation to pay interest on the Master Accounts at the interest rate determined in accordance with Section 4 hereof.

(k) Deposits of Customers in the Master Accounts at such Depository Institution are entitled to the priority provided to “deposit liabilities” by Section 11(d)(11) of the Federal Deposit Insurance Act, as amended, and applicable regulations thereunder.

(l) No applicable law or regulation of the state of such Depository Institution’s principal place of business or any political subdivision thereof imposes any state or local income or franchise tax with respect to any Customer’s interest in a Master Account established by a nonresident of such state.

14. Representation and Warranty of TD Parent. TD Parent represents and warrants to the Ameritrade Companies, as of the date hereof, that:

(a) TD Parent has capital at or above OSFI’s minimum capitalization ratio as currently required by OFSI; and

(b) TD Parent is a Schedule I bank under the Bank Act (Canada).

15. General Covenants.

(a) Each Depository Institution will provide notification as promptly as reasonably possible (and in any event within twenty-four (24) hours of learning of the relevant action or information) to the Ameritrade Companies of any action by the FDIC or by such Depository Institution to terminate such Depository Institution’s FDIC-insured status.

(b) Each Depository Institution will provide notification as promptly as reasonably possible (and in any event within twenty-four (24) hours of learning of the relevant occurrence) to the Ameritrade Companies upon the occurrence of any event that causes, or could reasonably be expected to cause, (i) the termination of such Depository Institution’s FDIC-insured status and (ii) such Depository Institution to be placed in a lower capital category or deemed “undercapitalized,” as defined in 12 C.F.R. Section 337.6.

(c) TD Parent agrees to provide written notice to the Ameritrade Companies as promptly as reasonably practicable (i) if TD Parent no longer owns or controls, directly or indirectly, a majority of the issued and outstanding voting securities of either or both of the Depository Institutions, or (ii) if TD Parent’s capital falls below OSFI’s minimum capitalization ratio as required from time to time by OSFI.

(d) Each of TDA, TDAC and TDATC will perform their respective obligations under this Agreement pursuant to all federal and state securities laws and all regulations of any regulatory agency or self-regulatory organization applicable to the performance of such obligations hereunder.

(e) TDA shall maintain a fidelity bond covering its officers and employees in an amount equal to or exceeding $1,000,000.

(f) TDA shall provide all of the services specified herein to be provided by TDA in accordance with industry practices; provided, however, that in the event any applicable regulation, statute or rule changes or any new applicable regulation, statute or rule is enacted, the parties shall negotiate in good faith to determine appropriate service levels.

(g) Each of TDAC and TDATC, as recordkeepers for the Depository Institutions, will maintain the applicable Master Accounts in accordance with the definition of “savings deposit” in 12 C.F.R. Section 204.2(d)(2), and interpretations of the Federal Reserve thereunder, including the transfer and withdrawal restrictions contained therein.

(h) Each of TDAC and TDATC will prepare and file, on a timely basis and in the manner prescribed by the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), and applicable regulations thereunder, all information returns that may be required by TDAC and TDATC in whatever capacity with respect to its respective Master Accounts (with the customary copies thereof for state and local taxing authorities) and will furnish a copy of all information returns and notifications prescribed by the Internal Revenue Code and applicable regulations thereunder with respect to any Customer holding a Money Market Deposit Account at the Depository Institution(s) to the Customer; provided, however, that in the event TDAC or TDATC does not have available to it the information required to complete such information return and such information is available to the Depository Institution(s), TDAC or TDATC, as applicable, shall request such information from the Depository Institution(s) and upon receipt of such information in a timely manner, TDAC or TDATC, as appropriate, shall prepare and file such return in an timely manner. Each of TDAC and TDATC will cause to be obtained and retained in its files any necessary exemption certificates from its respective Customers with respect to the filing of any information return and the withholding of taxes.

(i) Each of TDAC and TDATC will withhold in a timely and proper manner any and all taxes required to be withheld under applicable law in connection with the payment or crediting of any interest on any beneficial interest in the applicable Master Accounts and will pay in a timely and proper manner such amount to the appropriate governmental agency or its designated agent.

(j) Each of TDAC and TDATC shall maintain a fidelity bond covering its officers and employees in an amount equal to or exceeding $1,000,000.

(k) Each of TDAC and TDATC shall provide all of the services specified herein to be provided by TDAC and TDATC in accordance with industry practices; provided, however, that in the event any applicable regulation, statute or rule changes or any new applicable regulation, statute or rule is enacted, the parties shall negotiate in good faith to determine appropriate service levels.

(l) Each of TDAC and TDATC shall, with respect to their Customer Accounts, comply with applicable U.S. Money Laundering and Investor Identification Requirements and implement, verify and maintain appropriate procedures to verify suspicious transactions and the source of funds for the Customer Accounts.

(m) The Depository Institutions will furnish to the Ameritrade Companies (i) copies of all annual, quarterly, and other reports and information furnished to stockholders of TD Parent, on or promptly following the time such reports and other information are first furnished to such stockholders, and (ii) any other reports and financial statements filed by TD Parent with the U.S. Securities and Exchange Commission.

(n) The Master Accounts will not at any time be subject to any right, charge, security interest, lien or claim of any kind against TDA, TDAC or TDATC in favor of the Depository Institutions or any person claiming through the Depository Institutions, and the Depository Institutions will not exercise any right of set-off or recoupment against the Master Accounts.

(o) Each Depository Institution shall maintain a fidelity bond covering its officers and employees in an amount equal to or exceeding $1,000,000.

(p) The Depository Institutions hereby covenant and agree that, upon request by and at the sole option of the Ameritrade Companies, the Depository Institutions shall provide Master Accounts and related services to any of the Ameritrade Companies’ Affiliates or any successor entity of TDA, TDAC or TDATC, as applicable, controlled by Ameritrade Parent upon terms and conditions that are substantially similar to those contained herein pursuant to either an amendment to this Agreement or a separate agreement; and the Ameritrade Companies hereby covenant and agree that, in the event that TD Parent shall acquire one or more additional FDIC-insured depository institution subsidiaries in the United States that qualify as Affiliates after the date of this Agreement, the Ameritrade Companies shall, at the request of TD Parent, enter into an amendment to this Agreement or a separate agreement for such additional depository institutions to provide services to the Ameritrade Companies that are substantially similar to those provided to such companies by the Depository Institutions (but not in lieu of the Depository Institutions) pursuant to the terms of this Agreement; provided, however, that (i) if a new agreement is entered into pursuant to this Section 15(p), the term of the new agreement shall be the term of this Agreement such that any expiration or termination of this Agreement shall cause such new agreement to terminate simultaneously with this Agreement; and (ii) the parties shall negotiate in good faith the timing and order of deposit sweep allocation of Customer Account funds to the new depository institution or institutions; and (iii) the cost and effort to provide the necessary connectivity is substantially the same as that required between the Ameritrade Companies and the Depository Institutions.

(q) Each Depository Institution shall provide all of the services specified herein to be provided by the Depository Institution in accordance with industry practices; provided, however, that in the event any applicable regulation, statute or rule changes or any new applicable regulation, statute or rule is enacted, the parties shall negotiate in good faith to determine appropriate service levels.

(r) Each Depository Institution has provided, and while any Master Account is maintained will provide, the Ameritrade Companies with all information that each Depository Institution is required to provide Money Market Deposit Account holders under any federal or state law, rule or regulation governing savings deposits held under arrangements similar to that set forth herein. None of TDA, TDAC or TDATC shall have any responsibility for any omission on a Depository Institution’s part to notify the Ameritrade Companies or for any delay in notification, of any disclosure that is required to be distributed by a Depository Institution at the time of, or subsequent to, the date hereof.

16. Master Account Description, Statements and Disclosures.

(a) TDA and TDATC agree to provide each Customer with a description of the terms and conditions of the Master Accounts, substantially in the form of the Customer Disclosures referred to in Section 13(h), as the same shall be amended from time to time, prior to or simultaneously with the Customer’s election of the Money Market Deposit Account as the designated sweep vehicle. TDA and TDATC agree to provide any amendments to the Customer Disclosures to the Depository Institutions for their review and approval prior to providing the amended Customer Disclosures to Customers.

(b) TDA and TDATC agree to periodically provide each Customer with a statement on a monthly, quarterly or other basis permitted by law, which shall reflect each deposit to or withdrawal from the Customer Account during the previous period, the closing balance of such Customer Account at the end of the previous period, and the amount of interest earned on funds in such Customer’s Money Market Deposit Account during the previous period. The parties acknowledge that the Depository Institutions will have no responsibility for providing such periodic statements or for the completeness or accuracy thereof.

(c) TDA and TDATC agree to distribute all disclosures provided by the Depository Institutions pursuant to Section 15(r) hereof to the Customers.

(d) Upon establishment of a Money Market Deposit Account by a Customer, TDA or TDATC, as applicable, shall provide the Customer with information regarding the date of the initial deposit to the applicable Master Account, the name of the Depository Institution, and the fact that TDA or TDATC, as applicable, will receive from the Depository Institution the fee described in Section 5 hereof. The information may be furnished by TDA or TDATC, as applicable, in the form of a trade confirmation or a customer transaction statement.

17. Indemnification.

(a) Each Depository Institution agrees, severally and not jointly, to indemnify and hold harmless the Ameritrade Companies and their Affiliates, and their respective officers, directors, employees, agents and contractors, from and against any liability, claim, cost or expense (including court costs and attorneys’ fees) arising out of (i) such Depository Institution’s material breach of any of its representations, warranties, covenants or other agreements set forth in this Agreement and (ii) such Depository Institution’s gross negligence, fraud or intentional misconduct.

(b) The Ameritrade Companies agree, severally and not jointly, to indemnify and hold harmless the Depository Institutions and their Affiliates, and their respective officers, directors, employees, agents and contractors, from and against any liability, claim, cost or expense (including court costs and attorneys’ fees) arising out of (i) TDA’s, TDAC’s or TDATC’s material breach of any of TDA’s, TDAC’s or TDATC’s representations, warranties, covenants or other agreements set forth in this Agreement and (ii) TDA’s, TDAC’s or TDATC’s gross negligence, fraud or intentional misconduct.

(c) For purposes of this Section 17, the party obligated to provide the indemnity described in Sections 17(a) and 17(b) will be referred to as the “Indemnitor” and the party receiving the benefit of such indemnity will be referred to as the “Indemnitee.” The Indemnitee shall give the Indemnitor prompt notice of any claim for indemnification; provided, that the Indemnitee’s failure to give such prompt notice shall not relieve the Indemnitor of its indemnification obligation except to the extent that the Indemnitor was materially prejudiced by such failure. The Indemnitor shall have no obligation pursuant to Section 17(a) or 17(b), as applicable, unless the Indemnitee permits the Indemnitor to assume and control the defense of the related claim, suit, action or proceeding, with counsel chosen by the Indemnitor (who must be reasonably acceptable to the Indemnitee). The Indemnitor shall not enter into any settlement or compromise of any such claim, suit, action or proceeding without the Indemnitee’s prior written approval, which approval shall not be unreasonably withheld.

(d) Notwithstanding the foregoing, the Indemnitee may, at its own option and expense, employ counsel to monitor any claim for which it is entitled to indemnification under this Section 17, and counsel for the Indemnitor shall provide cooperation and assistance to such counsel for the purpose of apprising the Indemnitee of the status of such proceeding, including the status of settlement negotiations, if any. Nothing in this Agreement shall be deemed to limit or eliminate the right of a party at any time to waive indemnification to which it is otherwise entitled pursuant to this Section 17 by independently defending or settling any claim on its own behalf; provided, that the party exercising this right will provide the other party with prompt written notice of its intent to do so, and such party agrees that it will not be entitled to seek any other remedy against the other with respect to the subject matter of the claim for which it has waived indemnification.

(e) Notwithstanding any other provision herein, neither party will be liable to the other for:

(i) special, indirect, consequential, punitive, exemplary or incidental damages of the other party of any kind, including but not limited to lost profits, lost savings, and loss of use of facility or equipment, regardless of whether arising from breach of contract, warranty, tort, strict liability or otherwise, even if advised of the possibility of such losses or damages or if such losses or damages could have been reasonably foreseen, except in any such case for amounts awarded by a final judicial determination or settlement to third parties; or

(ii) any delay or failure to perform its obligations under this Agreement to the extent that such delays or failures result from causes or circumstances beyond its reasonable control, including, but not limited to, failure of electronic or mechanical equipment, strikes, failure of common carrier or utility systems, severe weather, market disruptions, or other causes commonly known as “acts of God”; in any such event, in order to be so excused from such delay or failure to perform, the party so affected must give notice of the cause of such delay or failure to the other party as promptly as practicable and use reasonable efforts to remedy the cause of such delay or failure if practicable and take all reasonable actions as may be appropriate to continue performance under this Agreement.

18. Termination; Related Procedures.

(a) The initial term of this Agreement shall expire on July 1, 2018 (the “Initial Expiration Date”) and will automatically renew for a term that is five (5) years from such Initial Expiration Date (for purpose of clarity, such initial renewal term would expire on July 1, 2023) and from each subsequent fifth anniversary of the prior expiration date unless, in the case of any such renewal term, the Ameritrade Companies, on the one hand, or the Depository Institutions, on the other hand, have given the other written notice of non-renewal at least two (2) years prior to (x) the Initial Expiration Date (for purposes of clarity, such date of notice being July 1, 2016), or (y) prior to the expiration date of any subsequent renewal term of this Agreement. If none of the parties gives written notice of non-renewal at least two (2) years prior to the end of a five-year renewal term, this Agreement shall automatically renew for a successive five-year term at the end of such renewal term.

(b) The Depository Institutions shall have the right to terminate this Agreement by written notice to the Ameritrade Companies (i) in order to comply with any order or directive received by the Depository Institutions or TD Parent from any applicable regulatory agency, including, without limitation, OSFI, the Federal Reserve, the OCC and the FDIC, to terminate this Agreement; or (ii) if there is a materially adverse regulatory development, including for purposes of Section 5(j) above, relating to the qualification of the deposits in the Master Accounts as savings deposits under 12 C.F.R. Section 204.2(d)(2).

(c) The Ameritrade Companies shall have the right to terminate this Agreement by written notice to the Depository Institutions (i) in the event that TD Parent fails to maintain capital at or above the then-applicable minimum capitalization ratio required by OSFI, as published from time to time by OSFI, (ii) in order to comply with any order or directive received by the Ameritrade Companies from any applicable regulatory agency, including, without limitation, the Securities and Exchange Commission, the Financial Industry Regulatory Authority or the State of Maine, to terminate this Agreement, (iii) if there is a materially adverse regulatory development, or (iv) if Liquidity Reserve Levels are modified as set forth in Section 6(a) above.

(d) The Ameritrade Companies and the Depository Institutions shall each have the right to terminate this Agreement by written notice to the other if TD Parent no longer owns, directly or indirectly, a majority of the issued and outstanding shares of common stock of either or both of the Depository Institutions; provided, that the Ameritrade Companies shall not have a right of termination pursuant to this Section 18(d) as long as TD Parent, directly or indirectly, is able to provide the Ameritrade Companies through an Affiliate of TD Parent, without material interruption to their Customers, with Money Market Deposit Accounts on terms, including product terms, economics (including, but not limited to, pricing) and FDIC deposit insurance coverage, at least as favorable in all material respects as offered to the Ameritrade Companies hereunder immediately prior to the date on which the termination event provided for in this Section 18(d) first occurred. In the event of any right of termination pursuant to this Section 18(d), the Ameritrade Companies shall have the right to commence good faith negotiations to acquire the assets related to the Notional Investments at their respective fair market values pursuant to terms mutually agreed to in writing by the Ameritrade Companies and the Depository Institutions.

(e) The Ameritrade Companies and the Depository Institutions shall each have the right to terminate this Agreement by written notice to the other if any Depository Institution is deemed (x) “adequately capitalized,” as defined in 12 C.F.R. Section 337.6, and has failed to obtain the waiver referenced in 12 C.F.R. Section 337.6(c) within 180 days of such Depository Institution being deemed adequately capitalized, or (y) “undercapitalized,” as defined in 12 C.F.R. Section 337.6 or any lower category set forth therein; provided, that the Ameritrade Companies shall not have a right of termination pursuant to this Section 18(e) as long as TD Parent, directly or indirectly, is able to provide the Ameritrade Companies, through an Affiliate of TD Parent without material interruption to their Customers, with Money Market Deposit Accounts on terms, including product terms, economics (including, but not limited to, pricing) and FDIC deposit insurance coverage, at least as favorable in all material respects as offered to the Ameritrade Companies hereunder immediately prior to the date on which the termination event provided for in this Section 18(e) first occurred.

(f) In the event that any of TDA, TDAC or TDATC, on the one hand, or the Depository Institutions, on the other hand, materially breaches any of their respective covenants set forth in the first paragraph of Section 5(a) or in Sections 5, 6, 15(d), 15(g), 15(h), 15(i), 15(l), 15(n) or 15(r) of this Agreement, as applicable, and fails to cure such breach within 90 days of receipt of written notice of such breach from the non-breaching parties if any regulatory action is required to cure such breach (or, if no regulatory action is required to cure such breach, within 45 days of receipt of written notice of such breach), the non-breaching parties shall have the right to terminate this Agreement upon written notice to the breaching parties.

(g) The Depository Institutions shall have the right to terminate this Agreement under the terms of Section 5(f) by providing written notice to the Ameritrade Companies promptly upon arriving at the decision to terminate; provided, that upon any exercise of such right, (i) the Marketing Fee shall be adjusted only if required as directed in writing by a federal bank regulatory agency with jurisdiction over the Depository Institutions in order for the Depository Institutions to be in compliance with Section 23B of the Federal Reserve Act, as amended, and applicable regulations thereunder, and (ii) no new accounts shall be accepted in the Master Accounts.

(h) Each of the parties agree that it will not exercise its right to terminate this Agreement (unless in the case of a termination pursuant to Section 18(b) or Section 18(c) an immediate termination of this Agreement is required to comply with any applicable law, regulation, order or directive) until the CEO of TDA and the CEO of TD Parent have had a reasonable opportunity to discuss the circumstances that give rise to the right of termination and are unable to resolve the matter within ninety (90) days after the referral of the matter to them.

(i) Any termination of this Agreement pursuant to Sections 18(a)-(g) shall become effective on the second anniversary of the exercise by the applicable parties of their right to terminate this Agreement (unless, in the case of a termination pursuant to Section 18(b) or Section 18(c)(ii), an earlier termination of this Agreement is required to comply with any applicable law, regulation, order or directive; or in the case of a termination pursuant to Section 18(g), if the Marketing Fee is required to be adjusted, then the Agreement shall immediately enter the “run-off” period described below), and, until the effectiveness date of such termination (the “two-year notice period”), this Agreement shall continue in full force and effect (subject to any regulatory restrictions with regard to the acceptance, renewal or roll over of deposits in the Master Accounts, if applicable). After such two-year notice period, or in the case of a termination pursuant to Section 18(g) if the Marketing Fee is required to be adjusted, this Agreement then shall enter a “run-off” period (unless and to the extent, in the case of a termination pursuant to Section 18(b) or Section 18(c)(ii), such run-off period is not permitted by applicable laws, regulations, orders or directives) in which (a) no incremental accounts shall be accepted in the Master Accounts; and (b) deposits in the Master Accounts shall be repaid ratably from each of the categories set forth in Section 6(a) based on the respective maturity schedules of the corresponding Notional Investments designated by TDA pursuant to Section 5(b) beginning with the earliest such maturity; provided that, for purposes of calculating the Marketing Fee payable to the Ameritrade Companies during this run-off period following the two-year notice period, any repayment of deposits that reduces a Notional Investment shall also reduce a pro rata portion of any corresponding Liquid Assets maintained by the Depository Institutions pursuant to Section 6 hereof.

(ii) TDA will reimburse the Depository Institutions, promptly upon their request from time to time, for losses resulting from or relating to reductions in deposit levels in the Master Accounts in excess of the run-off process specified in paragraph (ii) of this Section 18(h) in an amount equal to the sum, if positive, of (A) the Economic Replacement Value of the amount of such excess deposit run-off, plus (B) if and to the extent that such deposit run-off has resulted in the early termination of Notional Investments which exceed [CONFIDENTIAL TREATMENT REQUESTED] in principal amount, an amount equal to, for each investment security sold or disposed of as a result of such excess deposit run-off, [CONFIDENTIAL TREATMENT REQUESTED]. In connection with any reduction in Notional Investments and in the interest of minimizing losses to the extent practicable, the Depository Institutions shall use their reasonable best efforts to reallocate the corresponding assets and swaps or other derivatives to TD Parent or its other subsidiaries rather than selling, settling or terminating such assets, swaps and other derivatives.

(iii) During the two-year notice period referred to in Section 18(h), TDA and TDATC will no longer be required to make the Money Market Deposit Accounts at the Depository Institutions the default designated depository institution sweep vehicle to Customers. In the interest of an orderly transition, TDA and TDATC shall not be restricted (A) from transferring or reinvesting deposits from then-existing Customer Accounts to another depository institution in accordance with the agreed-upon transition plan referred to in paragraph (iv) of this Section 18(h) (B) from directing new sweep and deposit accounts to any other depository institution as part of its transition strategy or (C) from offering Customers the ability to sweep their available cash to free credits held at TDAC or to other products or venues.

(iv) Following notice of any termination of this Agreement pursuant to Section 18 hereof (and, if applicable, any specified cure period), the Depository Institutions and TDA and TDATC shall, as soon as practicable, use their reasonable best efforts in good faith to jointly develop and adopt a plan for the orderly transition of the deposits maintained in the Master Accounts to a successor depository institution or successor depository institutions consistent with the deposit payout schedule referred to in paragraph (i) of this Section 18(h).

(v) The right to terminate pursuant to this Section 18 shall not be deemed to be the exclusive remedy for breach of this Agreement but shall be in addition to all other remedies under this Agreement or available at law or in equity.

19. Survival. Following expiration or termination of this Agreement pursuant to Section 18 hereof, Sections 17, 19, 20, 23, 24, 25, 28, 29 and 31 shall survive any such expiration or termination. All other sections of this Agreement shall survive until the Master Accounts established at the Depository Institutions are closed.

20. Confidentiality.

(a) The Ameritrade Companies and the Depository Institutions mutually acknowledge that, in the course of their dealings with each other in connection with this Agreement, each may learn Confidential Information of or concerning the other party or third persons to whom the other party has an obligation of confidentiality. For the purposes of this Agreement, “Confidential Information” shall mean, with respect to any person, any confidential, business, trade secret, proprietary or other like information that is provided, produced or disclosed by such person in connection with performance of this Agreement, whether in written, electronic or oral form, whether tangible or intangible, and whether or not labeled or designated as “confidential.” Confidential Information also includes any information regarding the contents of this Agreement.

(b) Each party shall treat all Confidential Information received from the other party as proprietary, and shall not disclose such Confidential Information orally or in writing to any third party without the prior written consent of the other applicable party, and shall not appropriate any of such Confidential Information for its own use or for the use of any other person. Without limiting the foregoing, each party agrees to take at least such precautions to protect the other party’s Confidential Information as it takes to protect its own Confidential Information, but in no event shall such precautions be less than reasonable or as required by applicable law.

(c) Upon the request of another party following the termination of the Agreement and the closing of the Master Accounts, each party shall (a) return to such other party all tangible items containing any of such other party’s Confidential Information, including all copies, abstractions and compilations thereof, and (b) remove from its computer systems any record in electronic form that contains any of such other party’s Confidential Information, including all copies, abstractions and compilations thereof, without retaining any copies of the items required to be returned. Any party may further require that the other parties certify in writing that they have fulfilled their obligations under this Section 20(c).

(d) Notwithstanding anything herein to the contrary, each party may keep records of the other parties’ Confidential Information for recordkeeping as required by applicable law; provided, that the confidentiality of all such Confidential Information is maintained in a manner consistent with the requirements of this Agreement. The obligations of this Section 20 extend to the employees, agents, service providers and subcontractors of each party and their respective Affiliates, and each party shall inform such persons of their obligations under this Section 20.

(e) Nothing in this Agreement shall be construed to restrict disclosure or use of any information otherwise constituting Confidential Information that: (a) was in the possession of or rightfully known by the recipient, without an obligation to maintain its confidentiality, prior to receipt from the other party; (b) is or becomes generally known to the public without violation of this Agreement; (c) is obtained by the recipient in good faith from a third person having the right to disclose it without an obligation of confidentiality; or (d) is independently developed by the receiving party without the participation of any persons who have had access to the other party’s Confidential Information.

(f) Each party shall, upon learning of any unauthorized disclosure or use of another party’s Confidential Information, notify such other party promptly and cooperate fully with such party in protecting its Confidential Information.

(g) If any party believes it is required, by applicable law or by a subpoena or order of a court, regulatory agency or self-regulatory organization having appropriate jurisdiction, to disclose any of another party’s Confidential Information, subject to applicable law that may prohibit the rendering of such notification, it shall promptly notify the applicable party prior to any disclosure and shall make all reasonable efforts to allow such other party an opportunity to seek a protective order or other judicial relief. Despite any contrary provision in this Agreement, if the party seeking to prevent disclosure of such Confidential Information does not obtain a protective order or other judicial relief within a reasonable period of time, the party required to disclose the Confidential Information may disclose such information only to the extent required and will continue to treat the Confidential Information in accordance with this Agreement for all other purposes. Notwithstanding the foregoing and in connection with the Depository Institutions’ compliance with Regulation D, if a Depository Institution receives a request for information regarding a Customer Account at such Depository Institution from a federal bank regulatory agency with jurisdiction over such Depository Institution, the Depository Institution will inform TDA and TDAC or TDATC, as applicable, of the request and TDA and TDAC or TDATC, as applicable, will provide the information sought as soon as possible, but in any event within ten (10) days. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement will prevent a party from disclosing any Confidential Information to any regulatory authority having jurisdiction over it or its subsidiaries in connection with ordinary course reporting/discussions between it or its subsidiaries and such authorities, or as may otherwise be required by law or regulation and, accordingly, the prohibitions of disclosure, obligations of notice and related provisions in this Agreement do not apply to any such disclosure to any such regulatory authority.

(h) Each party, with reasonable notice to the other parties and during normal business hours, shall have the right to inspect the other parties’ books and records relating to this Agreement in order to monitor the other parties’ compliance with applicable privacy policies, laws and regulations. The party requesting the inspection shall bear all costs in connection with such inspection. Each party agrees that it shall not interfere with the ordinary and normal course of the other parties’ business in conducting the inspection.

(i) The parties acknowledge that disclosure of any Confidential Information by the party receiving it will cause irreparable injury to the disclosing party, its customers and other persons, and is inadequately compensable in monetary damages. Accordingly, a party may seek injunctive relief in any court of competent jurisdiction for the breach or threatened breach of this Section 20, in addition to any other remedies in law or equity, and no party will raise the defense of an adequate remedy at law in opposition to any such petition for injunctive relief. This Section 20(i) shall not apply to disclosures required by applicable law, as provided in, and under the conditions of Section 20(g) hereof.

21. Notices.

(a) All notices under the Agreement will be in writing and will be sent:

if to TD Bank USA, to:

TD Bank USA, National Association

1701 Route 70 East

Cherry Hill, NJ 08034

Attention: General Counsel

Facsimile: ****

if to TD Bank, to:

TD Bank, National Association

1701 Route 70 East Cherry Hill, NJ 08034Attention: General Counsel

Facsimile: ****

if to TD Parent, to:

The Toronto-Dominion Bank

66 Wellington Street West, 4th Floor

Toronto, Ontario M5K 1A2, Canada

Attention: General Counsel

Facsimile: ****

if to TDA, to:

TD Ameritrade, Inc.

c/o TD Ameritrade Holding Corporation

4211 South 102nd Street

Omaha, Nebraska 68127

Attention: Chief Financial Officer

Facsimile: ****

if to TDAC, to:

TD Ameritrade Clearing, Inc.

4211 South 102nd Street

Omaha, Nebraska 68127

Attention: Chief Financial Officer

Facsimile: ****

if to TDATC, to:

TD Ameritrade Trust Company

6940 Columbia Gateway Drive, Suite 200

Columbia, Maryland 21046

Attention: General Counsel

Facsimile: ****

and, a copy to:

TD Ameritrade Holding Corporation

6940 Columbia Gateway Drive, Suite 200

Columbia, Maryland 21046

Attention: General Counsel

Facsimile: ****

(b) All notices to be sent or delivered hereunder shall be deemed to be given or become effective for all purposes of this Agreement as follows: (i) when delivered in person, when delivered; (ii) when sent by registered, certified or express mail, on the earlier of the third Business Day after the date of deposit in the United States mail or the date of receipt; and (iii) when sent by telegram, telecopy, overnight delivery or other form of rapid transmission, when receipt of such transmission is received by the sender.

22. Expenses. Except as otherwise set forth herein, each party hereto shall pay its own expenses incident to the preparation, execution and performance of this Agreement and the consummation of the transactions contemplated herein.

23. Governing Law. This Agreement and all rights and obligations of the parties hereunder shall be governed by and construed in accordance with the laws of the State of New York.

24. Assignment. None of TDA, TDAC or TDATC, on the one hand, or the Depository Institutions, on the other hand, may assign its rights or delegate its duties under this Agreement, either in whole or in part, without the prior written consent of the other party; provided, however, that such consent shall not be required for an assignment by: (i) TDA, TDAC or TDATC to any entity that is an Affiliate of, or successor entity to, TDA, TDAC or TDATC, or to a purchaser of all or substantially all of the assets of TDA, TDAC or TDATC, as applicable; or (ii) any Depository Institution to another depository institution that is an Affiliate of TD Parent in order to effectuate the terms set forth under the provisos found in Sections 18(d) and 18(e) which limit the Ameritrade Companies right to terminate. Notwithstanding anything to the contrary contained herein, TD Parent may assign this Agreement to another depository institution that is an Affiliate of TD Parent provided that it receives the prior written consent of the Ameritrade Companies, which consent will not be unreasonably withheld. Any attempted assignment or delegation in violation of this Section 24 shall be void. This Agreement shall be binding upon all successors and permitted assigns of each party, irrespective of any change with regard to the name of or the personnel of any party.

25. Court Fees and Damages. In the event of suit by any of the parties to enforce this Agreement, the prevailing party shall be entitled to such court costs and attorneys’ fees as the court deems reasonable.

26. Entire Agreement. This Agreement, together with all exhibits and schedules attached hereto, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, negotiations, representations and proposals, whether written or oral, with the exception of: (i) any confidentiality agreements that may have been entered into by the parties prior to the execution of this Agreement; (ii) the Amended and Restated Cash Management Services Agreement, dated November 1, 2011, by and between TDA and TD Bank USA (the “CMS Agreement”); (iii) that certain letter agreement, dated February 15, 2012, by and between TDA and TD Bank USA, setting forth certain understandings relating to the CMS Agreement; (iv) that certain letter agreement, dated March 15, 2011, as may be amended from time to time, by and among TD Parent, TD Bank, TD Bank USA and the Ameritrade Companies, with respect to anti-money laundering compliance and other matters set forth therein; and (v) that certain letter confirmation, dated December 17, 2009, from TD Bank to TDAC, and that certain letter confirmation, dated December 17, 2009, from TD Bank USA to TDAC, each confirming certain matters with respect to the TDAC Customer Accounts identified therein.

27. Invalidity. If any provision or condition of this Agreement is held invalid or unenforceable by any court or regulatory agency, such invalidity or unenforceability attaches only to such provision or condition, and the validity of the remaining provisions and conditions remain unaffected and shall be enforced to the fullest extent permitted by applicable law or regulation.

28. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

29. Headings. The division of this Agreement into sections, clauses, paragraphs or subdivision and the insertion of headings are for convenience only and shall not affect the construction or interpretation. This Agreement shall be read and interpreted with all changes of gender or number required by the context to the ordinary and usual meanings of words, but words with recognized technical or trade meanings shall be interpreted according to such recognized meanings.

30. References to Statutes, Rules or Regulations. Any reference to a statute, rule or regulation in this Agreement is deemed also to refer to any amendment or successor provision to that statute, rule or regulation.

31. Gramm-Leach-Bliley Compliance and Related Matters.

(a) The Depository Institutions and the Ameritrade Companies hereby acknowledge that they are subject to the privacy regulations under Title V of the Gramm-Leach-Bliley Act, 15 U.S.C. Section 6801 et seq., pursuant to which regulation the Ameritrade Companies are required to obtain certain undertakings from the Depository Institutions, and the Depository Institutions are required to obtain certain undertakings from the Ameritrade Companies, with regard to the privacy, use and protection of nonpublic personal financial information of their respective Customers or prospective customers. Therefore, notwithstanding anything to the contrary contained in this Agreement, the Depository Institutions and the Ameritrade Companies agree that (i) they shall not disclose or use any Customer Data except to the extent necessary to carry out obligations under this Agreement and for no other purpose; (ii) they shall not disclose Customer Data to any third party, including, without limitation, third party service providers without the prior consent of each other and an agreement in writing from the third party to use or disclose such Customer Data only to the extent necessary to carry out the Depository Institutions’ obligations or the Ameritrade Companies’ obligations under this Agreement, and for no other purposes; (iii) they shall maintain, and shall require all third parties approved under clause (ii) to maintain, effective information security measures to protect Customer Data from unauthorized disclosure or use; and (iv) they shall provide each other with information regarding such security measures upon reasonable request and promptly provide information regarding any failure of such security measures or any security breach related to Customer Data. The Ameritrade Companies further agree to provide all Customers with copies of the Ameritrade Companies’ privacy policies as in effect from time to time, and comply with the provisions of such policies. In furtherance of the foregoing, the Ameritrade Companies agree to take appropriate remedial actions upon the occurrence of any breach of such privacy policies or any federal or state privacy, customer information security or similar laws, regulations or guidelines. The obligations set forth in this Section 31 shall survive termination of this Agreement.

(b) For purposes of this Agreement, “Customer Data” means the nonpublic personal information (as defined in 15 U.S.C. Section 6809(4)) of TDA, TDAC or TDATC Customers or prospective customers (and/or TDA’s, TDAC’s and TDATC’s respective Affiliates) received by a Depository Institution, or of a Depository Institution’s customers or prospective customers received by TDA, TDAC or TDATC, in connection with the performance of obligations under this Agreement, including, but not limited to (i) an individual’s name, address, e-mail address, IP address, telephone number and/or social security number; (ii) the fact that an individual has a relationship with such Depository Institution, TDA, TDAC or TDATC and/or its respective Affiliates; or (iii) an individual’s account information.

(c) The Ameritrade Companies and the Depository Institutions may disclose Customer Data (i) pursuant to a request by any governmental or regulatory agency or individual body having authority or jurisdiction over TDA, TDAC, TDATC or the Depository Institutions, as the case may be, pursuant to a request or order under applicable laws or regulations, and (ii) to regulatory examiners, their Affiliates, auditors, and counsel in connection with the transactions contemplated hereby. In the event a subpoena or other legal process concerning Customer Data disclosed by a Depository Institution to TDA, TDAC or TDATC, or TDA, TDAC or TDATC to the Depository Institution, is served upon TDA, TDAC or TDATC or a Depository Institution, as the case may be, TDA, TDAC or TDATC or such Depository Institution, as the case may be, agrees that it will notify the other promptly upon receipt of such subpoena or other legal process and will reasonably cooperate with the other in any lawful effort by the other to contest the legal validity of such subpoena or other legal process.

32. Litigation.

(a) TDA, TDAC and TDATC, as applicable, will promptly advise the Depository Institution of any legal or administrative action of which TDA, TDAC or TDATC, as applicable, obtain knowledge by any state or federal court, agency or authority taken or threatened to be taken that would preclude, limit or otherwise restrict the offering of the Money Market Deposit Accounts as contemplated by this Agreement.

(b) Each Depository Institution will promptly advise the Ameritrade Companies of any legal or administrative action of which the Depository Institution obtains knowledge by any state or federal court, agency or authority, taken or threatened to be taken that would preclude or limit or otherwise restrict the offering of the Money Market Deposit Accounts as contemplated by this Agreement.

33. No Recourse to TDA, TDAC or TDATC. It is understood and agreed that none of TDA TDAC or TDATC is a guarantor of, and shall in no way be liable to perform, the obligations of the Depository Institutions under the Master Accounts.

34. Business Continuity Plan. Each of the Depository Institutions and the Ameritrade Companies warrants that it has and will maintain throughout the term of this Agreement a written business continuity plan (“BCP”) to enable it to recover and resume the services provided by it to the other party or parties under this Agreement within one Business Day in the event of any disruptive event. Each of the Depository Institutions and the Ameritrade Companies further represents and warrants that it has tested its BCP and will continue to conduct sufficient ongoing verification testing for the recovery and resumption of services provided to the other party or parties under this Agreement and will update its BCP at least annually. Each party will notify the other party or parties within 30 days of any material alterations to its BCP that would impair its ability to recover and resume any interrupted services it provides to the other party or parties. Upon request by the other party or parties, each party will provide to the other party or parties a description of its BCP procedures as they relate to the recovery and resumption of the services provided to the other party or parties accompanied by a written certification that the BCP has undergone review and testing to account for any changes to such services. Each party will promptly notify the other party or parties of any actual, threatened, or anticipated event that does or may disrupt or impact the services provided by it to the other party or parties pursuant to this Agreement and will cooperate fully with the other party or parties to minimize any such disruption and promptly restore and recover the services.

35. Amendments. The terms of this Agreement cannot be modified, supplemented or rescinded by a party to this Agreement except in writing signed by each party to be bound by such modification, supplement or rescission.

36. Benefit of the Parties. This Agreement is entered into for the sole and exclusive benefit of the parties hereto. Nothing in this Agreement shall be construed to grant any person other than the parties hereto, and their respective successors and permitted assigns, any right, remedy or claim under or with respect to this Agreement or any provision hereof.

37. No Agency. Each party represents and warrants that it is an independent contractor with no authority to contract for the other party or in any way to bind or to commit the other party to any agreement of any kind or to assume any liabilities of any nature in the name or on behalf of the other party. Under no circumstances will either party, or any of its employees, hold itself out as or be considered an agent, employee, partner or joint venturer of the other party.

38. No Waiver. The failure of any party to require performance by another party of any provision of this Agreement shall in no way affect the full right to require such performance at any time thereafter. All rights or remedies of a party specified in this Agreement and all other rights or remedies that either party may have at law, in equity or otherwise shall be distinct, separate and cumulative rights or remedies, and no one of them, whether exercised by the party seeking enforcement or not, shall be deemed to be in exclusion of any other right or remedy of such party.

39. Amendment and Restatement of Prior Agreements. Each of TD Bank USA, TD Bank, TDA, TDAC, TDATC and TD Parent hereby agree that this Agreement amends, restates and supersedes the Amended and Restated Money Market Deposit Account Agreement, dated as of August 2, 2006, and the Insured Deposit Account Agreement, dated as of December 19, 2009, both of which are superseded and of no further force or effect.

40. Authorized Representative of Ameritrade Companies. Whenever any provision of this Agreement requires the Depository Institutions or TD Parent to give any notice or instructions to or receive notice or instructions from the Ameritrade Companies, the Depository Institutions and TD Parent may give such notice or instructions or rely on such notice or instructions from TDA, acting on behalf of the Ameritrade Companies, unless otherwise instructed by TDA, TDAC or TDATC in writing.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers effective as of the date first above written.

TD BANK USA, NATIONAL ASSOCIATION

By:	/s/ Steve Boyle
Name:	Steve Boyle
Title:	Chief Financial Officer

TD BANK, NATIONAL ASSOCIATION

By:	/s/ Steve Boyle
Name:	Steve Boyle
Title:	Chief Financial Officer

TD AMERITRADE, INC.

By:	/s/ William J. Gerber
Name:	William J. Gerber
Title:	Chief Financial Officer

TD AMERITRADE CLEARING, INC.

By:	/s/ William J. Gerber
Name:	William J. Gerber
Title:	Chief Financial Officer

TD AMERITRADE TRUST COMPANY

By:	/s/ William J. Gerber
Name:	William J. Gerber
Title:	Chairman

THE TORONTO-DOMINION BANK (solely with respect to Sections 7(b), 14 and 15(c))

By:	/s/ Riaz Ahmed
Name:	Riaz Ahmed
Title:	Group Head, Corporate Development, Enterprise Strategy and Treasury

Exhibit A

The yield used to calculate the amount to be paid to TDA, TDAC and TDATC in accordance with Section 5 of the Agreement shall be computed as follows:

The yield accrued on the outstanding balances of Notional Investments (Note 1) during the calendar month preceding the calculation date; plus

The Daily Float Crediting Rate multiplied by the ending daily balance of Float Rate Assets (Note 2) during the calendar month preceding the calculation date, plus

The monthly equivalent yield earned on CRA Assets (Note 3) multiplied by the average monthly balance of (a) TD Bank USA’s CRA Assets and (b) the pro rata portion of TD Bank’s CRA Assets corresponding to those Master Accounts maintained at TD Bank, in each case for the month preceding the calculation date. In the event the parties agree to change the order of utilization of the Depository Institutions for the Master Accounts, the Ameritrade Companies’ obligation for CRA Assets shall remain based on the pro rata portion of each Depository Institution’s CRA Assets corresponding to those Master Accounts maintained at the Depository Institution.

Note 1. From time to time, in accordance with Section 5 of the Agreement, Notional Investments may be added to the Notional Investment portfolio. The yield on each Notional Investment will be equal to the rate that would be earned in the fixed leg of a USD receive fixed swap transaction with identical balance and maturity to the new Notional Investment, including adjustments or concessions that would be required to adjust the pay float leg of such swap to a one month reset frequency and the overall swap payment frequency to monthly, in each case, based on such rate displayed on the applicable Bloomberg screen (the “Yield”) at the time that a written confirmation is sent by the Depository Institutions to TDA pursuant to Section 5(c) (or, in the case of any portion of a Permitted Notional Investment for which yields have not been determined and credited by the close of business on the tenth Business Day after the Depository Institutions have received the related notice of designation, the Yield shall be such rate displayed on the applicable Bloomberg screen at the close of business on such tenth Business Day).

In the event the following two conditions are met: (1) the US Federal Funds Effective Rate is established at 0.75% or greater, and (2) the rate on 5 year U.S. dollar interest rate swaps is equal to or greater than 1.50% for 20 consecutive business days, then the Notional Investment crediting rate or calculated yield derived above and payable to TD Ameritrade on New Notional Investments if the crediting rate is greater than or equal to 1.50%, regardless of tenor, will be adjusted by an amount as follows:

Notional Investment yield adjustment = (5 Year US Swap Rate – 1.50%) * 20%

Notwithstanding the results of this calculation, the yield adjustment may not exceed 0.10% (10 basis points).

This yield adjustment will be retroactive to the first day the rate on 5 year U.S. dollar interest rate swaps is equal to or greater than 1.50%, and applied to any Notional Investment implemented in the period during which the two conditions are met.

Note 2. Float Rate Assets allocable to Master Account funds will be equal to daily Master Account balance for the month less monthly average balance of CRA Assets and daily Notional Investment balance. The Daily Float Crediting Rate will be equal to the greater of (i) the Interest Rate Paid on Excess Reserve Balances and (ii) the Federal Funds Rate.

For purposes of this Exhibit A, “Interest Rate Paid on Excess Reserve Balances” means the interest rate paid by the Federal Reserve Banks on balances held in excess of required reserve balances and contractual clearing balances under Regulation D, as published on the applicable Federal Reserve website page (www.federalreserve.gov/monetarypolicy/reqresbalances.htm), as updated from time to time generally on the last Wednesday of the reserve maintenance period at 4:30 p.m. (New York City time), or any successor page.

For purposes of this Exhibit A, “Federal Funds Rate” means the rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) representing the daily effective federal funds rate, as published in Federal Reserve Statistical Release H.15 (http://www.federalreserve.gov/releases/h15/data.htm) or any successor or substitute publication selected by the Depository Institutions. If, for any reason, such rate is unavailable, then “Federal Funds Rate” shall mean a daily rate that is determined, in the opinion of the Depository Institutions, to be the rate at which federal funds are being offered for sale in the national federal funds market at 9:00 a.m. (New York City time).

Note 3. CRA Assets are those loans and other assets acquired in order to comply with the Community Reinvestment Act of 1977, as amended (12 U.S.C. Section 2901 et seq.), and identified on the records of and tracked by the Depository Institutions.

A-2

Exhibit B

For purposes of Section 5(a) of the Agreement, the Service Fee referred to in the second paragraph thereof, as it relates to deposits of less than or equal to $20 billion in the Master Accounts kept in float or invested in Notional Investments with a maturity of up to 24 months, shall be calculated as follows:

Service Fee for float investments = the sum of the Daily Float Crediting Rate (as defined in Note 2 of Exhibit A) less FDIC Insurance assessments paid (in basis points) divided by two.

Service Fee for fixed rate investments up to 24 months as referenced above = the sum of the Notional Investment crediting rate (as defined in Note 1 of Exhibit A) less FDIC Insurance assessments paid (in basis points) divided by two.

The Service Fee shall have a floor of 3 basis points, unless modified as provided below, and a maximum of 25 basis points.

The 3 basis point factor referred to above shall be adjusted from time to time to reflect material changes to the Depository Institutions’ demonstrated Tier 1 leverage costs. The parties agree to negotiate in good faith, not less than once each calendar year, the terms of any such adjustment.

[CONFIDENTIAL TREATMENT REQUESTED]

A-3

Exhibit C

Tax-Exempt Municipal Bond Tax Benefit Calculation

The parties agree to share the tax benefit generated by the Tax-Exempt Municipal Bond portfolio in accordance with the following calculation:*

1.	Divide the Book Value of Tax-Exempt Municipal Bonds by Total Balance Sheet Assets.

2.	Multiply the quotient obtained in (1) above by Total Income Statement Interest Expense to equal interest allocated.

3.	Subtract from the amount calculated in (2) above the interest allocated from total Tax-Exempt Municipal Bond Interest Income. The result equals the Net Schedule M1 adjustment.

4.	Multiply the Net Schedule M1 adjustment by the Federal Tax Provision Rate. The product equals the full bank legal entity benefit.

5.	Multiply the full legal bank entity tax benefit by 50%. The product equals the amount of the tax benefit to be added to the Marketing Fee.

Definitions:

“Book Value of Tax-Exempt Municipal Bonds”

Par value net of outstanding premiums and discounts

“Total Balance Sheet Assets”

Total U.S. GAAP Assets of TD Bank USA or TD Bank, as appropriate

“Total Interest Expense”

Total U.S. GAAP interest expense of TD Bank USA or TD Bank, as appropriate

“Total Tax-Exempt Municipal Bond Interest Income”

Total U.S. GAAP accrued interest net of amortized premiums and accreted discounts

“Federal Tax Provision Rate”

As calculated by external tax preparer

*	Although the CRA Assets are not currently invested in municipal securities deemed to be “bank qualified” as defined under the Internal Revenue Code, in the event that any of the municipal securities comprising the CRA Assets are determined to be “bank qualified,” the parties shall modify the formula to reflect the appropriate tax treatment of such “bank qualified” municipal securities.

Exhibit D

Economic Replacement Value Calculation

Section 5(c) of the Agreement provides that in the event funds underlying a particular Notional Investment are withdrawn prior to the maturity of the investment, TDA, TDAC and TDATC, as appropriate, shall reimburse the Depository Institutions in an amount equal to the Economic Replacement Value, if positive, on the principal amount withdrawn to the applicable Depository Institution. Economic Replacement Value may also be calculated for purposes of Sections 6(d) and 18(h)(ii). The parties agree that the following is an example of how Economic Replacement Value shall be calculated:

The below calculator shows on January 14, 2009, entering a 4-year received fixed swap with a notional of USD$100 million. The swap starts on January 14, 2009 and matures on January 14, 2013. The payment frequency is monthly. The at-the-market swap (fixed) rate is 1.64744% (which can be seen at bottom right corner “Par Cpn”). Another way of telling it is an at-the-money swap is its “Market Value” is close to zero. The fixed rate is determined by the “bid” side of the swap curve and the float side is discounted based on the “ask” side of the swap curve. The calculator has taken the 1-month/3-month basis into account.

The next screen shows the swap on March 27, 2009 to be settled on March 31 (two Business Day settlement):

In this example, the Economic Replacement Value would be a loss of $338,431.78 (which can be seen at the bottom “Market Value.” This is done by taking the “ask” side of the swap curve on March 27, 2009 (middle part of the screen, the row that says “Valuation”) and the “bid” side for the float leg. The negative marked-to-market is due to the fact that rates have risen, the yield to maturity has risen to 1.75469% (bottom right “Par Cpn”).

This is for illustration purposes taking the end-of-day yield curves on those two dates. The Bloomberg calculator is flexible to put in any yield curve.

C-2

Exhibit E

Methodology for Calculating Applicable FDIC Deposit Insurance Premium Assessments

To determine the total base assessment for the Depository Institutions, divide the FDIC deposit insurance premium assessments for the Depository Institutions by the total deposits of the Depository Institutions and multiply by total sweep deposits of the Depository Institutions (the “Base Assessment”).

The Base Assessment shall be recalculated by [CONFIDENTIAL TREATMENT REQUESTED]

The FDIC assessment is invoiced quarterly in arrears. TD Bank will apply the most recent assessment received in the monthly fee statement and reconcile assessment received in the monthly fee statement and reconcile quarterly upon receipt of the actual invoice from the FDIC according to the following:

Fee Statement Month
	Jan.	Feb.	Mar.	Apr.	May	Jun.	Jul.	Aug.	Sept.	Oct.	Nov.	Dec.
FDIC Assessment Applied	Sep.	Sep.	Sep.	Dec.	Dec.	Dec.	Mar.	Mar.	Mar.	Jun.	Jun.	Jun.
Quarterly Reconciliation	Sep. invoice			Dec. invoice			Mar. invoice			Jun. invoice